Exhibit 99.(a)(1)(A)

Donald L. Drakeman

MEDAREX, INC.

707 State Road

Princeton, New Jersey 08540

Telephone: (609) 430-2880

OFFER TO EXCHANGE

OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

February 7, 2003

MEDAREX, INC.

OFFER TO EXCHANGE

OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

THIS OFFER EXPIRES AT 12:00 MIDNIGHT, EASTERN TIME,

ON FRIDAY, MARCH 7, 2003, UNLESS THIS OFFER IS EXTENDED

Medarex, Inc. (“Medarex” or the “Company”) is offering (this “Offer”):

•	its current employees (other than its Executive Officers) holding “Eligible Employee Options,” and

•	its Executive Officers (who are not members of its Board of Directors) holding “Eligible Officer Options,”

an opportunity to exchange their stock options for replacement options to purchase shares of Common Stock (“Replacement Options”). Neither the President and Chief Executive Officer (“CEO”) nor the Executive Vice President of the Company is eligible to participate in this Offer.

For the purposes of this Offer, the following terms are important to understand:

•	the term “Eligible Employees” refers to our current employees who are not Executive Officers;

•	the term “Executive Officers” refers to employees of the Company at the level of Senior Vice President or higher;

•	the term “Eligible Officers” refers to Executive Officers who are not members of our Board of Directors. Neither the President and CEO nor the Executive Vice President of the Company is eligible to participate in this Offer;

•	the term “Eligible Employee Options” refers to stock options to purchase shares of the Company’s Common Stock (“Common Stock”) with an exercise price of $10.00 per share or higher issued to Eligible Employees;

•	the term “Eligible Officer Options” refers to stock options to purchase shares of Common Stock with an exercise price of $25.00 per share or higher issued to Eligible Officers;

•	the term “Eligible Options” refers to, collectively, Eligible Employee Options and Eligible Officer Options; and

•	the term “Expiration Date” means 12:00 midnight, Eastern Time, on March 7, 2003, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires.

The Replacement Options will not be granted until, at the earliest, September 8, 2003, or a later date if the expiration date of the Offer is extended (the “Grant Date”), and will have an exercise price equal to the average of the high and low sales prices of our Common Stock as reported on the Nasdaq National Market on the Grant Date.

We are offering to exchange each Eligible Option for a Replacement Option, which will represent the right to purchase the number of shares of Common Stock subject to the Eligible Option multiplied by the following exchange ratio (rounded up to the nearest whole share):

•	For Eligible Options that have an exercise price of between $10.00 per share and $24.99 per share, the exchange ratio is equal to 0.67 of a share of Common Stock.

•	For Eligible Options that have an exercise price of $25.00 per share or higher, the exchange ratio is equal to 0.50 of a share of Common Stock.

For example, if an Eligible Employee offers to exchange, and the Company accepts for exchange, an Eligible Option representing the right to purchase 100 shares of Common Stock, with an exercise price of $11.00 per share, the Eligible Employee would receive on the Grant Date a Replacement Option representing the right to purchase 67 shares (100 x .67) of Common Stock. As another example, if an Eligible Employee or an Eligible Officer offers to exchange, and the Company accepts for exchange, an Eligible Option representing the right to purchase 100 shares of Common Stock, with an exercise price of $26.00 per share, the Eligible Employee or Eligible Officer would receive on the Grant Date a Replacement Option representing the right to purchase 50 shares (100 x .50) of Common Stock.

The Replacement Options will have an exercise price equal to the average of the high and low sales prices of our Common Stock as reported on the Nasdaq National Market on the Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we can provide no assurance as to the price of our Common Stock in the future.

Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol “MEDX.” On February 6, 2003, the closing price of our Common Stock as reported on the Nasdaq National Market was $2.93 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

Please note that although you may tender as many or as few of the Eligible Options as you like, you must exchange all outstanding shares under each particular grant of Eligible Options you wish to exchange. For example, if you have received one grant of an Eligible Option with the right to purchase 100 shares of our common stock at an exercise price of $11.00 per share, and another grant of an Eligible Option with the right to purchase 50 shares of our common stock at an exercise price of $26.00 per share, you may tender one or both of these Eligible Options. However, you may not partially tender an Eligible Option grant (e.g., a portion of the Eligible Option grant for 100 shares or a portion of the Eligible Option grant for 50 shares).

We are making this Offer upon the terms and subject to the conditions described in this Offer to Exchange, the Summary of Terms, the E-Mail Transmittal Letter and the Election Form (which together, as they may be amended from time to time, constitute the “Offer”). This Offer is not conditioned upon a minimum number of options being exchanged, but is subject to other conditions that we describe in Section 6 of this Offer to Exchange.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of this Offer to Exchange or related documents to Anthony Marucci in our Princeton, New Jersey office at (609) 430-4214, or to David Wilson in our Milpitas, California office at (408) 545-2722. Alternatively, you may reach either Mr. Marucci or Mr. Wilson via e-mail at optionexchange@medarex.com.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Regardless of whether you accept or reject this Offer, you must complete and sign the Election Form and return it to Anthony Marucci in our Princeton, New Jersey office or David Wilson in our Milpitas, California office so that they receive the Election Form before

12:00 midnight, Eastern Time, on the Expiration Date. If you do not return or if we fail to receive your election form before 12:00 midnight, Eastern Time, on the Expiration Date, you will be deemed to have rejected this Offer. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept this Offer as they will be automatically cancelled if Medarex accepts your Eligible Options for exchange. However, the Company has requested in the Election Form that you return your stock option agreements for your Eligible Options if you elect to accept this Offer.

The Board of Directors makes no recommendations as to whether or not you should tender your Eligible Options for exchange. The Board of Directors recognizes that the decision to accept this Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Medarex is limited to this Offer to Exchange, the Summary of Terms, the E-Mail Transmittal Letter and the Election Form.

TERMINATION OF YOUR EMPLOYMENT OR SERVICE WITH THE COMPANY ON OR BEFORE THE GRANT DATE WILL AUTOMATICALLY REVOKE ANY ELECTION YOU MAKE TO PARTICIPATE IN THIS OFFER AND YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN CANCELLED, NOR WILL THE COMPANY RETURN ANY ELIGIBLE OPTIONS THAT YOU HAVE TENDERED.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO-I. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY OF TERMS

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying documents because the information in this Summary of Terms is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this Summary of Terms.

Q1.    WHY ARE WE MAKING THIS OFFER?

A cornerstone of our success has been the retention and motivation of our employees. Accordingly, since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we felt it appropriate to offer this exchange program. (See Section 2 of this Offer to Exchange.)

Q2.    WHAT ARE WE OFFERING?

We are offering:

•	our current employees (other than our Executive Officers) holding “Eligible Employee Options,” and

•	our Executive Officers who are not members of our Board of Directors holding “Eligible Officer Options,”

an opportunity to exchange their stock options for replacement options to purchase shares of Common Stock (“Replacement Options”). Neither the President and CEO nor the Executive Vice President of the Company is eligible to participate in this Offer.

For the purposes of this Offer, the following terms are important to understand:

•	the term “Eligible Employees” refers to our current employees who are not Executive Officers;

•	the term “Executive Officers” refers to employees of the Company at the level of Senior Vice President or higher;

•	the term “Eligible Officers” refers to Executive Officers who are not members of our Board of Directors. Neither the President and CEO nor the Executive Vice President of the Company is eligible to participate in this Offer;

•	the term “Eligible Employee Options” refers to stock options to purchase shares of the Company’s Common Stock (“Common Stock”) with an exercise price of $10.00 per share or higher issued to Eligible Employees;

•	the term “Eligible Officer Options” refers to stock options to purchase shares of Common Stock with an exercise price of $25.00 per share or higher issued to Eligible Officers;

•	the term “Eligible Options” refers to, collectively, Eligible Employee Options and Eligible Officer Options; and

•	the term “Expiration Date” means 12:00 midnight, Eastern Time, on March 7, 2003, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires.

Q3.    HOW MANY REPLACEMENT OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES I ELECT TO EXCHANGE?

In this Offer, we are offering to exchange each Eligible Option for a Replacement Option, which will represent the right to purchase the number of shares of Common Stock subject to the Eligible Option multiplied by the following exchange ratio (rounded up to the nearest whole share):

•	For Eligible Options that have an exercise price of between $10.00 per share and $24.99 per share, the exchange ratio is equal to 0.67 of a share of Common Stock.

•	For Eligible Options that have an exercise price of $25.00 per share or higher, the exchange ratio is equal to 0.50 of a share of Common Stock.

For example, if an Eligible Employee offers to exchange, and the Company accepts for exchange, an Eligible Option representing the right to purchase 100 shares of Common Stock, with an exercise price of $11.00 per share, the Eligible Employee would receive on the date the Replacement Options are granted, a Replacement Option representing the right to purchase 67 shares (100 x .67) of Common Stock. As another example, if an Eligible Employee or an Eligible Officer offers to exchange, and the Company accepts for exchange, an Eligible Option representing the right to purchase 100 shares of Common Stock, with an exercise price of $26.00 per share, the Eligible Employee or Eligible Officer would receive on the date the Replacement Options are granted a Replacement Option representing the right to purchase 50 shares (100 x .50) of Common Stock.

The number of shares of Common Stock to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date of this Offer and the date the Replacement Options are granted. The Replacement Options will be granted six months and one day after the Expiration Date, which will be, at the earliest, September 8, 2003 (the “Grant Date”).

Q4.    WHAT WILL THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS BE?

The Replacement Options will have an exercise price equal to the average of the high and low sales prices of our Common Stock as reported on the Nasdaq National Market on the Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options exchanged because we can provide no assurance as to the price of our Common Stock at any time in the future, and nothing contained in this document or the other documents you receive relating to this Offer should be interpreted in any way as a claim relating to the future prospects of the price of our Common Stock. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. (See Section 7 of this Offer to Exchange for a historical view of the price range of our Common Stock.)

Q5.    WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

The Replacement Options will not be granted until, at the earliest, September 8, 2003, and we expect to distribute the Replacement Option agreements promptly following the Grant Date. It is important to note that if you accept this Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options (in addition to the Replacement Options) until, at the earliest, September 8, 2003. (See Section 5 of this Offer to Exchange for a discussion of acceptance of Options for exchange and cancellation and issuance of Replacement Options.)

Q6.    WHEN WILL THE REPLACEMENT OPTIONS VEST AND WHAT WILL THEIR VESTING SCHEDULE BE?

If you are an Eligible Employee:  Each Replacement Option issued in exchange for an Eligible Employee Option will have the same vesting schedule as the original vesting schedule of the applicable Eligible Employee Option.

As an example, assume that an Eligible Employee would become fully vested in an Eligible Employee Option twelve (12) months after the Expiration Date, and that such Eligible Employee Option is exchanged pursuant to this Offer. If the Grant Date is six months and one day from the Expiration Date, the Replacement Option granted in exchange would have six (6) months of vesting remaining as of the Grant Date, so long as the Eligible Employee remains in continuous service with the Company.

As another example, assume that an Eligible Employee would become fully vested in an Eligible Employee Option as of the Expiration Date, and that such Eligible Employee Option is exchanged pursuant to this Offer. The Replacement Option granted in exchange will be fully vested on the Grant Date, so long as the Eligible Employee remains in continuous service with the Company.

If you are Eligible Officer:  Each Replacement Option issued in exchange for an Eligible Officer Option will be 100% unvested on the Grant Date and will not vest or be exercisable during the first six (6) months following the Grant Date. Each such Replacement Option will become 100% vested and exercisable on March 6, 2004 (or such other date that is six (6) months after the Grant Date).

As an example, assume that an Eligible Officer would become fully vested in an Eligible Officer Option as of the Expiration Date, and that such Eligible Officer Option is exchanged pursuant to this Offer. The Replacement Option granted in exchange for such Eligible Officer Option will be 100% unvested on the Grant Date and will not vest or be exercisable during the first six (6) months following the Grant Date. On the date six (6) months after the Grant Date, the Replacement Option will become 100% vested and exercisable.

Q7.    ARE THERE CONDITIONS TO THIS OFFER?

Yes. This Offer is subject to a number of conditions, including the conditions described in Section 6 of this Offer to Exchange. However, this Offer is not conditioned on a minimum number of optionholders accepting this Offer or a minimum number of options being exchanged.

Q8.    WHO CAN PARTICIPATE IN THIS OFFER?

This Offer is only being extended to Eligible Employees who hold Eligible Employee Options and who are not Executive Officers, and to Eligible Officers who hold Eligible Officer Options. Neither the President and CEO nor the Executive Vice President of the Company is eligible to participate in this Offer.

Q9.    ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY TO RECEIVE THE REPLACEMENT OPTIONS?

Yes. To participate in this Offer and receive Replacement Options, you must be an Eligible Employee or an Eligible Officer on the Expiration Date, and you must remain continuously employed by the Company through the Grant Date. If you are not an employee of the Company on the Grant Date, you will not be eligible to receive the Replacement Options. (See Question 10 below.)

Q10.    WHAT IF I LEAVE MEDAREX BETWEEN THE DATE MY ELIGIBLE OPTIONS ARE CANCELLED AND THE GRANT DATE?

If you accept this Offer and choose to exchange any of your Eligible Options and subsequently your service as an employee of Medarex terminates voluntarily, involuntarily or for any other reason before the Grant Date, you will not be granted any Replacement Options. Further, once an Eligible Option of yours is cancelled, you will not have any rights with respect to that cancelled Eligible Option. Participation in this Offer does not confer upon you the right to remain employed by us. IF YOU ARE NOT AN EMPLOYEE OF MEDAREX FROM THE EXPIRATION DATE THROUGH THE GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT WERE CANCELLED. YOU ALSO WILL NOT RECEIVE ANY OTHER FORM OF CONSIDERATION IF YOUR RIGHT TO YOUR REPLACEMENT OPTIONS TERMINATES BECAUSE YOUR SERVICE TO THE COMPANY, FOR WHATEVER REASON, CEASES PRIOR TO THE GRANT DATE OF THOSE REPLACEMENT OPTIONS.

Q11.    WHY WON’T I RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THIS OFFER?

If we were to grant Replacement Options on any date which is earlier than six months and one day after the date we cancel any of the Eligible Options that we accepted for exchange pursuant to the terms of this Offer, we would be required for financial accounting purposes to record a variable compensation expense against our earnings. By deferring the grant of the Replacement Options for at least six months and one day, we believe that we will not have to record such a variable compensation expense.

Q12.    WILL MY REPLACEMENT OPTIONS BE GRANTED PURSUANT TO THE SAME STOCK OPTION PLAN UNDER WHICH MY ELIGIBLE OPTIONS WERE ORIGINALLY GRANTED?

Yes. Your Replacement Options will be granted pursuant to the same stock option plan under which your Eligible Options were originally granted.

Q13.    WHAT WILL THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS BE?

Your Replacement Option will be issued under the same stock option plan under which your Eligible Option was originally issued. Therefore, your Replacement Options will be subject to the same terms and conditions as your Eligible Options,            , except for differences in the exercise price (see Question 4 above), and, for Replacement Options issued in exchange for Eligible Officer Options, with respect to vesting and exercisability during the first six (6) months after the Grant Date (see Question 6 above and Question 14 below). In addition, the tax treatment of the Replacement Options may differ from that of the Eligible Options, since all Replacement Options will be nonqualified stock options, regardless of whether the Eligible Options were incentive stock options or nonqualified stock options.

Q14.    WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY REPLACEMENT OPTIONS THAN I WOULD UNDER THE ELIGIBLE OPTIONS?

For Eligible Employee Options:  No. Shares subject to Replacement Options issued in exchange for Eligible Employee Options will be vested on the Grant Date in the same percentage as the shares subject to the Eligible Employee Options would have been vested on that date, if the Eligible Employee Options had not been exchanged.

For Eligible Officer Options:  Yes. Shares subject to Replacement Options issued in exchange for Eligible Officer Options will be 100% unvested on the Grant Date and will not vest or be exercisable during the first six (6) months following the Grant Date. Each such Replacement Option will become 100% vested and exercisable on March 6, 2004 (or such other date that is six (6) months after the Grant Date).

In addition, employees subject to black-out periods and other restrictions under our insider trading policy may have to wait longer to sell any portion of their Replacement Options.

Q15.    WHEN WILL THE REPLACEMENT OPTIONS EXPIRE?

Each Replacement Option will have the same expiration date as the original expiration date of the applicable Eligible Option.

Q16.    IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

No. However, if you accept this Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options (in addition to the Replacement Options) until, at the earliest, September 8, 2003 (See Question 11 above.)

Q17.    IF I ELECT TO EXCHANGE MY ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

Should you choose to accept this Offer, you are not obligated to exchange each Eligible Option and are free to elect to exchange as many or as few of the Eligible Options as you wish. However, you must exchange all shares issuable under each particular Eligible Option you wish to exchange. For example, if you have received one grant of an Eligible Option with the right to purchase 100 shares of our common stock at an exercise price of $11.00 per share, and another grant of an Eligible Option with the right to purchase 50 shares of our common stock at an exercise price of $26.00 per share, you may tender one or both of these Eligible Options. However, you may not partially tender an Eligible Option grant (e.g., a portion of the Eligible Option grant for 100 shares or a portion of the Eligible Option grant for 50 shares).

Q18.    CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

Yes. Any remaining outstanding, unexercised option that is an Eligible Option can be exchanged pursuant to the terms of this Offer.

Q19.    WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THIS OFFER?

If you accept this Offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant Replacement Options to you. However, we recommend that you consult with your own tax advisor to determine the full range of potential tax consequences of accepting this Offer. (See Section 12 of this Offer to Exchange.)

Q20.    IF MY CURRENT ELIGIBLE OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS?

No. All Replacement Options you are issued in exchange for your Eligible Options will be nonqualified stock Options. (See Section 12 of this Offer to Exchange.)

Q21.    IF I HAVE INCENTIVE STOCK OPTIONS THAT ARE ELIGIBLE OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

You will not be subject to U.S. Federal Income Tax if you do not elect to exchange your Eligible Options for Replacement Options.

We do not believe that this Offer to you will change any of the terms of your Eligible Options if you do not accept this Offer. However, the Internal Revenue Service may characterize this Offer to you as a “modification” of those Eligible Options that are incentive stock options, even if you decline this Offer. Under Section 424(h) of the Internal Revenue Code, a “modification” means any change in the terms of an incentive stock option that would give you additional benefits under the option. A successful assertion by the Internal Revenue Service that the options have been modified could extend the options’ holding periods to qualify for favorable tax treatment and cause a portion of the options to be treated as nonqualified stock options.

If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those options and the sale of the Common Stock that you will receive upon exercise. (See Section 12 of this Offer to Exchange.)

Q22.    WHEN DOES THIS OFFER EXPIRE? CAN THIS OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

The Expiration Date of this Offer is March 7, 2003, at 12:00 midnight, Eastern Time, unless we extend it.

Although we do not currently intend to do so, we may, in our sole discretion, extend this Offer at any time prior to the Expiration Date. If we extend this Offer, we will announce the extension no later than 9:00 a.m., Eastern Time, on the day following the Expiration Date. (See Section 13 of this Offer to Exchange.)

Q23.    WHAT DO I NEED TO DO?

Whether or not you accept this Offer, you need to make your election, sign the Election Form and deliver the Election Form to Anthony Marucci in our Princeton, New Jersey office or David Wilson in our Milpitas, California office via e-mail, facsimile or regular mail before 12:00 midnight, Eastern Time, on the Expiration Date.

•	Election Forms delivered via e-mail should be sent to optionexchange@medarex.com.

•	Election Forms delivered via facsimile should be sent to Mr. Marucci at (908) 713-6002 or Mr. Wilson at (408) 545-2799.

•	Election Forms delivered via regular mail should be sent to Medarex, Inc., attention: Anthony Marucci, 707 State Road, Princeton, NJ 08540, or to Medarex, Inc., attention David Wilson, 521 Cottonwood Drive, Milpitas, CA 95035.

Election Forms must be received by Anthony Marucci or David Wilson no later than 12:00 midnight, Eastern Time, on the Expiration Date, not merely placed in the mail or other delivery system by the Expiration Date. If you send your Election Form via e-mail or facsimile, please send your original signed Election Form via regular mail to Medarex, Inc., attention: Anthony Marucci, 707 State Road, Princeton, NJ 08540, or to Medarex, Inc., attention David Wilson, 521 Cottonwood Drive, Milpitas, CA 95035, as soon as possible.

If you have questions about delivery, you may contact Anthony Marucci at (609) 430-4214, or David Wilson at (408) 545-2722. Alternatively, you may reach either Mr. Marucci or Mr. Wilson via e-mail at optionexchange@medarex.com. You should carefully review this Summary of Terms, this Offer to Exchange, the E-Mail Transmittal Letter and the Election Form, and all of their attachments, before making your election.

If we extend this Offer beyond March 7, 2003, you must sign and deliver the Election Form before the extended expiration date of this Offer. We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend this Offer, we currently expect to accept all properly exchanged options promptly after 12:00 midnight, Eastern Time, on March 7, 2003. If you do not sign and deliver the Election Form before this Offer expires, it will have the same effect as if you rejected this Offer.

If you are unable to deliver your Election Form, please contact Anthony Marucci in our Princeton, NJ office at (609) 430-4214, or David Wilson in our Milpitas, California office at (408) 545-2722. Alternatively, you may reach either Mr. Marucci or Mr. Wilson via e-mail at optionexchange@medarex.com.

Q24.    WHAT HAPPENS IF I ACCEPT THIS OFFER?

If you accept this Offer, the Eligible Options that you choose to exchange will be cancelled promptly after 12:00 midnight, Eastern Time, on the Expiration Date, and you will have no further right or interest in those options, whether vested or unvested. If you choose to accept this Offer, to avoid adverse accounting consequences to the Company, you will not be eligible to receive any other stock options, including Replacement Options until, at the earliest, September 8, 2003. (See Questions 10 and 11 above.)

Q25.    DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

You may change your previous election by delivering a Notice of Change in Election Form to either Anthony Marucci in our Princeton, New Jersey office or David Wilson in our Milpitas, California office, at any time before 12:00 midnight, Eastern Time, on the Expiration Date. You may change your election more than once. (See Section 4 of this Offer to Exchange.)

Q26.    UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY NOT ACCEPT MY OPTIONS?

We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Form or exchanged options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the exchanged options or to the extent certain conditions exist that in our reasonable judgment makes it inadvisable to proceed with this Offer. (See Sections 3, 5 and 6 of this Offer to Exchange.)

Q27.    WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THIS OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

If you do not accept this Offer, or if we do not accept the Eligible Options you elect to exchange, you will keep all of your options, and will not receive any Replacement Options under this Offer. No changes will be made to your current options. Your decision not to accept this Offer or our decision not to accept the Eligible Options you elect to exchange will not affect your eligibility to receive future stock option grants or any other components of your compensation. However, if you currently have incentive stock options that are Eligible Options under this Offer, we recommend that you review Question 21 in this Summary of Terms and Section 12 of this Offer to Exchange, which explain potential tax treatment that may result from this Offer and may affect you even if you elect not to participate in this Offer.

Q28.    WHAT HAPPENS TO MY REPLACEMENT OPTIONS IF MEDAREX MERGES OR IS ACQUIRED PRIOR TO THE GRANT DATE?

If Medarex merges with or is acquired by another entity between the Expiration Date and the Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided in this Offer to Exchange; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between Medarex and the acquiror based on the same principles applied to the handling of the options to acquire our Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares subject to the Eligible Options that you exchange if no acquisition had occurred.

If your employment or service is terminated by any successor entity prior to the Grant Date, then you will not receive any Replacement Options in exchange for your Eligible Options that were cancelled. In addition, your cancelled options will not be returned to you nor will you realize any value from the options that are exchanged.

Q29.    WHAT HAPPENS TO THE VESTING OF THE REPLACEMENT OPTIONS IF THE COMPANY MERGES WITH OR IS ACQUIRED BY ANOTHER ENTITY FOLLOWING THE GRANT DATE?

If Medarex merges with or is acquired by another entity following the Grant Date, then the Replacement Options, to the extent they are unvested, would accelerate and become immediately exercisable in full in accordance with the terms of the applicable stock option plan of the Company.

Q30.    WHAT HAPPENS IF THE REPLACEMENT OPTIONS I AM GRANTED END UP UNDERWATER?

We are conducting this Offer only at this time. This, therefore, is considered a one-time offer and is not expected to be repeated in the future. As stock options granted under the Company’s stock option plans generally are valid for up to ten years from the date of initial grant, subject to continued service with the Company, the price of our Common Stock may appreciate over the long term even if your options are underwater for some period of time after the Grant Date of the Replacement Options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE MADE FROM ANYTHING CONTAINED HEREIN OR THEREIN.

Q31.    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THIS OFFER?

If you have questions about the personal financial consequences of this Offer, you should consult with your personal financial advisor, as no one from our Company has been, or will be, authorized to provide you with information in this regard. For additional information about the material terms of this Offer, assistance in completing the forms related to this Offer or to obtain free copies of the forms of any of the Company’s stock option plans, you should contact Anthony Marucci in our Princeton, New Jersey office at (609) 430-4214, or David Wilson in our Milpitas, California office at (408) 545-2722. Alternatively, you may reach either Mr. Marucci or Mr. Wilson via e-mail at optionexchange@medarex.com.

THIS OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to exchange Replacement Options to purchase shares of our Common Stock in return for all Eligible Options held by Eligible Participants. Eligible Options include outstanding Eligible Employee Options and outstanding Eligible Officer Options. Eligible Participants include Eligible Employees and Eligible Officers. Neither the President and CEO nor the Executive Vice President of the Company is eligible to participate in this Offer.

If you wish to accept this Offer, you are free to elect to exchange as many or as few of the Eligible Options granted prior to Expiration Date as you wish. Please note that you must exchange all outstanding shares under each particular Eligible Option you wish to exchange. For example, if you have received one grant of an Eligible Option with the right to purchase 100 shares of our common stock at an exercise price of $11.00 per share, and another grant of an Eligible Option with the right to purchase 50 shares of our common stock at an exercise price of $26.00 per share, you may tender one or both of these Eligible Options. However, you may not partially tender an Eligible Option grant (e.g., a portion of the Eligible Option grant for 100 shares or a portion of the Eligible Option grant for 50 shares).

The Offer is subject to the terms and conditions described in this Offer to Exchange, including the Summary of Terms, the

E-Mail Transmittal Letter and the Election Form. We will only accept options that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Expiration Date. If you do not return or we fail to receive your Election Form prior to 12:00 midnight, Eastern time, on the Expiration Date, you will be deemed to have rejected this Offer.

We are offering to exchange each Eligible Option for a Replacement Option, which will represent the right to purchase the number of shares of Common Stock subject to the Eligible Option multiplied by the following exchange ratio (rounded up to the nearest whole share):

•	For Eligible Options that have an exercise price of between $10.00 per share and $24.99 per share, the exchange ratio is equal to 0.67 of a share of Common Stock.

•	For Eligible Options that have an exercise price of $25.00 per share or higher, the exchange ratio is equal to 0.50 of a share of Common Stock.

For example, if an Eligible Employee offers to exchange, and the Company accepts for exchange, an Eligible Employee Option representing the right to purchase 100 shares of Common Stock, with an exercise price of $11.00 per share, the Eligible Employee would receive on the Grant Date a Replacement Option representing the right to purchase 67 shares (100 x .67) of Common Stock. Likewise, if an Eligible Employee offers to exchange, and the Company accepts for exchange, an Eligible Employee Option representing the right to purchase 100 shares of Common Stock with an exercise price of $21.00 per share, the Eligible Employee would also receive on the Grant Date a Replacement Option representing the right to purchase 67 shares (100 x .67) of Common Stock. As another example, if an Eligible Employee or an Eligible Officer offers to exchange, and the Company accepts for exchange, an Eligible Option representing the right to purchase 100 shares of Common Stock with an exercise price of $26.00 per share, the Eligible Employee or Eligible Officer would receive on the Grant Date a Replacement Option representing the right to purchase 50 shares (100 x .50) of Common Stock.

The Replacement Options will have an exercise price equal to the average of the high and low sales prices of our Common Stock as reported on the Nasdaq National Market on the Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we can provide no assurance as to the price of our Common Stock in the future.

The number of shares of Common Stock to be represented by the Replacement Option will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Grant Date. All Replacement Options will be issued under the same stock option plan that your Eligible Options were originally issued under.

IF FOR ANY REASON YOU ARE NOT EMPLOYED BY MEDAREX FROM THE EXPIRATION DATE THROUGH THE GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN CANCELLED, NOR WILL THE COMPANY RETURN ANY ELIGIBLE OPTIONS THAT YOU EXCHANGED. PARTICIPATION IN THIS PROGRAM DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY THE COMPANY.

The term “Expiration Date” means 12:00 midnight, Eastern Time, on March 7, 2003, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend this Offer.

We will publish a notice via e-mail to each Eligible Participant if we decide to take any of the following actions prior to the Expiration Date:

•	increase or decrease what we will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in this Offer; or

•	extend or terminate this Offer.

If this Offer is scheduled to expire within ten (10) business days from the date we notify you of an increase or decrease in what we will give you in exchange for your Eligible Options or in the number of Eligible Options to be exchanged in this Offer, we will extend this Offer for a period of ten (10) business days after the date the notice is published.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.    PURPOSE OF THIS OFFER.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. By making this Offer, we intend to maximize shareholder value by creating better performance incentives for our employees.

The Board of Directors has approved this Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors makes no recommendation as to whether or not you should tender your Eligible Options. The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.    PROCEDURES.

Making Your Election.  To make an election to accept or reject this Offer, you must make your election, sign the Election Form and deliver the Election Form and any other required documents to Anthony Marucci in our Princeton, New Jersey office or David Wilson in our Milpitas, California office before the Expiration Date. The Election Form may be sent via courier, regular mail, e-mail or facsimile.

Whether or not you accept this Offer, you need to make your election, sign the Election Form and deliver the Election Form to Mr. Marucci or Mr. Wilson via e-mail, facsimile or regular mail before 12:00 midnight, Eastern Time, on the Expiration Date.

•	Election Forms delivered via e-mail should be sent to optionexchange@medarex.com.

•	Election Forms delivered via facsimile should be sent to Mr. Marucci at (908) 713-6002 or Mr. Wilson at (408) 545-2799.

•	Election Forms delivered via regular mail should be sent to Medarex, Inc., attention: Anthony Marucci, 707 State Road, Princeton, NJ 08540, or to Medarex, Inc., attention David Wilson, 521 Cottonwood Drive, Milpitas, CA 95035.

Election Forms must be received by Mr. Marucci or Mr. Wilson no later than 12:00 midnight, Eastern Time, on the Expiration Date, not merely placed in the mail or other delivery system by the Expiration Date. If you send your Election Form via e-mail or facsimile, please send your original signed Election Form via regular mail to Medarex, Inc., attention: Anthony Marucci, 707 State Road, Princeton, NJ 08540, or to Medarex, Inc., attention David Wilson, 521 Cottonwood Drive, Milpitas, CA 95035, as soon as possible.

You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept this Offer, as they will automatically be cancelled if Medarex accepts your Eligible Options for exchange. However, the Company has requested in the Election Form that you return your stock option agreements for your Eligible Options if you elect to accept this Offer. If you do not return or we fail to receive your Election Form prior to 12:00 midnight, Eastern time, on the Expiration Date, you will be deemed to have rejected this Offer.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the exchanged options. Otherwise, we will properly accept and timely exchange Eligible Options that are not validly withdrawn. We may waive any of the conditions of this Offer or any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular options or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement.  If you elect to exchange your Eligible Options and you tender your Eligible Options according to the procedures described above, you will have accepted this Offer. Our acceptance of your Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the Expiration Date all properly and timely tendered options that have not been validly withdrawn.

4.    CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4.

You may change your election at any time before midnight, Eastern Time, on March 7, 2003. If we extend this Offer beyond that time, you may change your election at any time until the extended Expiration Date. Additionally, in accordance with the legal requirements for tender offers, you may withdraw any options you elected to exchange if after forty (40) business days after the commencement of this Offer, we have not yet closed this Offer and we have not accepted for exchange all options you elected to exchange. The date of the fortieth (40th) business day is April 4, 2003.

Please note you have been supplied with two different Notice of Change in Election Forms, one of which is to be used if you wish to reject this Offer after having accepting it and the other of which is to be used if you wish to accept this Offer after having rejected it. If you intend to change an election, it is important that you follow the procedures outlined below.

If you previously elected to reject this Offer, and you would like to change your election and accept this Offer, you must sign the Notice of Change From Reject to Accept Form (a “Change to Accept Notice”) and a new Election Form and return both to either Anthony Marucci in our Princeton, New Jersey office or David Wilson in our Milpitas, California office before 12:00 midnight, Eastern Time, on the Expiration Date. The Change to Accept Notice and accompanying new Election Form may be sent via e-mail, facsimile or regular mail.

•	Change to Accept Notices and accompanying new Election Forms delivered via e-mail should be sent to optionexchange@medarex.com.

•	Change to Accept Notices and accompanying new Election Forms delivered via facsimile should be sent to Mr. Marucci at (908) 713-6002 or Mr. Wilson at (408) 545-2799.

•	Change to Accept Notices and accompanying new Election Forms delivered via regular mail should be sent to Medarex, Inc., attention: Anthony Marucci, 707 State Road, Princeton, NJ 08540, or to Medarex, Inc., attention David Wilson, 521 Cottonwood Drive, Milpitas, CA 95035.

Your Change to Accept Notice and accompanying new Election Form must be received by Mr. Marucci or Mr. Wilson no later than 12:00 midnight, Eastern Time, on the Expiration Date, not merely placed in the mail or other delivery system by the Expiration Date. If you send your Change to Accept Notice and accompanying new Election Form via e-mail or facsimile, please send your original signed Change to Accept Notice and accompanying new Election Form via regular mail to Medarex, Inc., attention: Anthony Marucci, 707 State Road, Princeton, NJ 08540, or to Medarex, Inc., attention David Wilson, 521 Cottonwood Drive, Milpitas, CA 95035, as soon as possible.

If you previously elected to accept this Offer, and you would like to change your election and reject this Offer, you must sign the Notice of Change in Election From Accept to Reject form (a “Change to Reject Notice”) and it must be delivered to Mr. Marucci or Mr. Wilson before 12:00 midnight, Eastern Time, on the Expiration Date. The Change to Reject Notice may be sent via regular mail or facsimile.

•	Change to Reject Notices delivered via facsimile should be sent to Mr. Marucci at (908) 713-6002 or Mr. Wilson at (408) 545-2799.

•	Change to Reject Notices delivered via regular mail should be sent to Medarex, Inc., attention: Anthony Marucci, 707 State Road, Princeton, NJ 08540, or to Medarex, Inc., attention David Wilson, 521 Cottonwood Drive, Milpitas, CA 95035.

Change to Reject Notices delivered via e-mail and e-mail notices will not be accepted.

Your Change to Reject Notice must be received by Mr. Marucci or Mr. Wilson no later than 12:00 midnight, Eastern Time, on the Expiration Date, not merely placed in the mail or other delivery system by the Expiration Date. If you send your Change to Reject Notice via facsimile, please send your original signed Change to Reject Notice via regular mail to Medarex, Inc., attention: Anthony Marucci, 707 State Road, Princeton, NJ 08540, or to Medarex, Inc., attention David Wilson, 521 Cottonwood Drive, Milpitas, CA 95035, as soon as possible.

If you have questions regarding the process for returning the Change to Accept Notice or the Change to Reject Notice or require additional copies of these forms or the Election Form, please contact Anthony Marucci in our Princeton, New Jersey office at (609) 430-4214, or David Wilson in our Milpitas, California office at (408) 545-2722. Alternatively, you may reach either Mr. Marucci or Mr. Wilson via e-mail at optionexchange@medarex.com.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations of these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

On the terms and subject to the conditions of this Offer, following the Expiration Date we will promptly accept for exchange and cancellation all Eligible Options properly tendered and not validly withdrawn before the Expiration Date. The Replacement Options will be granted on, at the earliest, September 8, 2003.

We will give you an e-mail notice of our acceptance for exchange and cancellation of all Eligible Options validly tendered and not properly withdrawn as of the Expiration Date. We will notify you on or prior to 12:00 midnight, Eastern Time, on the Expiration Date if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly tendered and not properly withdrawn, you may assume on the Expiration Date that your properly executed and delivered Election Form has been accepted. However, we are not obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable to give notice of any such defects or irregularities. After we accept Eligible Options for exchange and cancellation, we will promptly send each optionholder who accepted this Offer an e-mail notification confirming the number of Replacement Options that we will grant to the optionholder.

6.    CONDITIONS OF THIS OFFER.

We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case, if, at any time on or after the date hereof, and before 12:00 midnight, Eastern Time, on the Expiration Date, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

•	any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, that is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the exchanged options, the issuance of Replacement Options, or otherwise relates to this Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	any action that is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of this Offer or otherwise relate to this Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options; or

(c)	materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	any situation in which there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	any situation in which another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

(a)	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than a person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)	any person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

(c)	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement that it intends to acquire us or any of our assets or securities; or

•	any of the following change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership:

(a)	litigation or other proceedings are instituted against us, or any of our officers or directors in their capacities as such, before or by any Federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect Medarex;

(b)	a material loss or interference with our business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(c)	a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors including, without limitation, fluctuations in our operating results, developments in proprietary rights, or general market conditions;

(d)	the suspension of trading in our equity securities by the SEC or by the Nasdaq Stock Market; or

(e)	a material change in the prospects for our business resulting from any number of factors including, without limitation, fluctuations in our operating results, developments in proprietary rights, general market conditions, a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion before the Expiration Date and we may waive them at any time before the Expiration Date, whether or not we waive any other condition to this Offer. Should we decide to waive or assert any of the conditions to this Offer, we must do so before 12:00 midnight, Eastern Time, on the Expiration Date.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any particular right is not, and will not be construed as, the waiver of any other right. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 6 will be final and binding on all Eligible Participants.

7.    PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our Common Stock. Our Common Stock is quoted on the Nasdaq National Market under the symbol “MEDX.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the Nasdaq National Market.

	High	Low
Year ended December 31, 2001
First Quarter	$42.50	$12.06
Second Quarter	$32.25	$11.75
Third Quarter	$24.47	$11.91
Fourth Quarter	$25.05	$14.25
Year ended December 31, 2002
First Quarter	$18.34	$13.31
Second Quarter	$16.83	$6.71
Third Quarter	$9.00	$3.26
Fourth Quarter	$5.35	$2.55
Year ended December 31, 2003
First Quarter (through February 6)	$4.36	$2.93

The number of shares of our common stock outstanding as of January 31, 2003 was 77,184,009.

We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Consideration.  In this Offer, each Eligible Option may be exchanged for a Replacement Option, which will represent the right to purchase the number of shares of Common Stock subject to the Eligible Option multiplied by the following exchange ratio (rounded up to the nearest whole share):

•	For Eligible Options that have an exercise price of between $10.00 per share and $24.99 per share, the exchange ratio is equal to 0.67 of a share of Common Stock.

•	For Eligible Options that have an exercise price of $25.00 per share or higher, the exchange ratio is equal to 0.50 of a share of Common Stock.

For example, if an Eligible Employee offers to exchange, and the Company accepts for exchange, an Eligible Employee Option representing the right to purchase 100 shares of Common Stock, with an exercise price of $11.00 per share, the Eligible Employee would receive on the Grant Date a Replacement Option representing the right to purchase 67 shares (100 x .67) of Common Stock. Likewise, if an Eligible Employee offers to exchange, and the Company accepts for exchange, an Eligible Employee Option representing the right to purchase 100 shares of Common Stock with an exercise price of $21.00 per share, the Eligible Employee would also receive on the Grant Date a Replacement Option representing the right to purchase 67 shares (100 x .67) of Common Stock. As another example, if an Eligible Employee or an Eligible Officer offers to exchange, and the Company accepts for exchange, an Eligible Option representing the right to purchase 100 shares of Common Stock with an exercise price of $26.00 per share, the Eligible Employee or Eligible Officer would receive on the Grant Date a Replacement Option representing the right to purchase 50 shares (100 x .50) of Common Stock.

The Replacement Options will have an exercise price equal to the average of the high and low sales prices of our Common Stock as reported on the Nasdaq National Market on the Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we can provide no assurance as to the price of our Common Stock in the future.

The number of shares of Common Stock to be represented by the Replacement Option will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Grant Date. All Replacement Options will be issued under the same stock option plan under which your Eligible Options were originally issued.

If we receive and accept for exchange all outstanding Eligible Options, we will grant Replacement Options to purchase a total of approximately 1,649,869 shares of our Common Stock. The Common Stock issuable upon exercise of the Replacement Options would equal approximately 2.14% of the total shares of our Common Stock outstanding, which is based on a total of 77,184,009 shares outstanding as of January 31, 2003.

Merger or Acquisition of Medarex.  If Medarex merges with or is acquired by another entity between the Expiration Date and the Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between Medarex and the acquiror based on the same principles applied to the handling of the options to acquire Medarex’s Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares subject to the Eligible Options that you exchange.

If your employment or service is terminated by any successor entity prior to the Grant Date, then you will not receive any Replacement Options in exchange for your Eligible Options that are cancelled. In addition, your cancelled options will not be returned to you nor will you realize any value from your cancelled options.

If Medarex merges with or is acquired by another entity following the Grant Date, then the Replacement Options, to the extent they are unvested, would accelerate and become immediately exercisable in full in accordance with the terms of the applicable stock option plan of the Company.

Terms of Replacement Options.  All Replacement Options will be issued under the Company’s 2001 Stock Option Plan, 2001 Non-Director/Officer Employee Stock Option Plan, 2000 Stock Option Plan, 2000 Non-Director/Officer Employee Stock Option Plan, 1999 Stock Option Plan and 1996 Stock Option Plan. A Replacement Option agreement will be executed between each optionholder who accepts this Offer and Medarex. The Replacement Option agreements will not permit the optionholders to exercise the Replacement Options prior to the time the Replacement Options vest.

The following description of the Company’s stock option plans and the Replacement Option agreements is a summary of material terms only. The following describes only those stock option plans of the Company under which Eligible Options have been granted. Additional information about the Company’s stock option plans may be found in the S-8 Registration Statement and related Prospectus prepared in connection with each of the Company’s stock option plans. Please contact Anthony Marucci or David Wilson at optionexchange@medarex.com to request copies of any of the Company’s stock option plans, the related prospectuses and current forms of stock option agreements. Copies will be provided promptly and at our expense and will also be readily available at our headquarters in Princeton, New Jersey. Please note, the form of stock option agreements may be changed with the approval of our Board of Directors or the Stock Option Committee of the Board of Directors prior to the Grant Date.

General.

As of December 31, 2002, there were 9,935,072 shares of Common Stock issuable upon exercise of outstanding options under all of the Company’s stock option plans at a weighted average exercise price of $13.63 per share. In addition, as of December 31, 2002, there were 2,030,259 additional shares of Common Stock reserved for issuance under all of the Company’s stock option plans. All of the Eligible Options have been issued pursuant to the Company’s 2001 Stock Option Plan, 2001 Non-Director/Officer Employee Stock Option Plan, 2000 Stock Option Plan, 2000 Non-Director/Officer Employee Stock Option Plan, 1999 Stock Option Plan and 1996 Stock Option Plan, which we collectively refer to as the “Eligible Plans.” As of December 31, 2002, there were 2,818,400 shares of Common Stock issuable upon the exercise of Eligible Options issued under the Eligible Plans.

The Medarex 2001 Stock Option Plan was adopted at the annual meeting of shareholders of the Company on May 23, 2001, and amended on May 22, 2002. The Medarex 2001 Non-Director/Officer Employee Stock Option Plan was adopted by the Board of Directors of the Company on January 23, 2001. The Medarex 2000 Stock Option Plan was adopted at the annual meeting of shareholders of the Company on May 18, 2000. The Medarex 2000 Non-Director/Officer Employee Stock Option Plan was adopted by the Board of Directors of the Company on January 25, 2000. The Medarex 1999 Stock Option Plan was adopted at the annual meeting of shareholders of the Company on May 20, 1999. The Medarex 1996 Stock Option Plan was adopted at the annual meeting of shareholders of the Company on May 16, 1996.

Our 2001, 2000, 1999 and 1996 Stock Option Plans permit us to grant both incentive stock options, which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, and nonqualified stock options. Our 2001 and 2000 Non-Director/Officer Employee Stock Option Plans permit us to grant only nonqualified stock options. Each Replacement Option will be a nonqualified stock option, whether or not the applicable Eligible Options were intended to qualify as incentive stock options.

Administration.  The Eligible Plans are administered by the Stock Option Committee of the Board of Directors. The Stock Option Committee has full power and authority to make awards pursuant to the Eligible Plans, to construe or interpret the Eligible Plans and any awards issued under the Eligible Plans and to supervise the administration of the Eligible Plans. In addition, the Board of Directors may modify or terminate the provisions of the Eligible Plans at any time, subject to certain limitations set forth in the Eligible Plans. The Stock Option Committee consists of at least two non-employee members of the Board of Directors, who are appointed and may be removed by the Board of Directors.

Term.  The term of each option granted under the Eligible Plans is fixed by the Stock Option Committee at the time of grant. Each Replacement Option granted under the Eligible Plans will have the same expiration date as the original expiration date of the applicable Eligible Option.

Time of Exercise.  Generally, you may exercise the vested portion of a Replacement Option issued in exchange for an Eligible Employee Option at any time. Conversely, you may not exercise any portion of a Replacement Option issued in exchange for an Eligible Officer Option until the end of the six (6)-month period following the Grant Date, but you may generally exercise such Replacement Option at any time thereafter.

If your continuous service with us terminates, the time in which you may exercise your Replacement Option will be shortened. If your employment or service with us terminates for any reason other than your death, permanent disability or retirement, the Replacement Option will terminate. However, if you are terminated by the Company, other than for a willful violation of Company rules, or you voluntarily resign, in either case within eighteen (18) months following a change of control of the Company (as defined in the Eligible Plans), you may exercise any Replacement Options you hold in full until the earlier of six (6) months and one (1) day after the termination, or, if shorter, the expiration of the Replacement Options in accordance with their terms.

If your employment or service with us terminates as a result of your retirement or permanent disability, you may exercise any Replacement Options you hold in full, but only until the earlier of (a) three (3) years from the date of your termination or (b) the expiration of the stated period of the option. However, if you die within that three (3) year period, any unexercised Replacement Options you hold will be exercisable to the extent that it was exercisable at the time of your death for the shorter of twelve (12) months after your death, or for the stated period of the Replacement Options.

If your employment or service with us terminates as a result of your death, other than as described above, and your Replacement Options are issued under our 1996 Stock Option Plan then your Replacement Options may be exercised in full by the legal representative of your estate or under your will for fifteen (15) months after your death, or, if shorter, until the expiration of the stated period of the Replacement Options. If your employment or service with us terminates as a result of your death, other than as described above, and your Replacement Options are issued under any of the Eligible Plans other than our 1996 Stock Option Plan, then your Replacement Options may be exercised in full by the legal representative of your estate or under your will until the expiration of the stated period of the Replacement Options.

Notwithstanding the foregoing, your Replacement Option agreement might provide for shorter or longer post-termination exercise periods; you should check your Replacement Option agreement. However, under no circumstances may you exercise the Replacement Option more than ten (10) years from the original date of grant of the exchanged option.

Employees subject to black-out periods or other restrictions under our insider trading policy may have to wait longer to sell any portion of their Replacement Options.

Exercise Price.  The Replacement Options will have an exercise price equal to the average of the high and low sales prices of our Common Stock as reported on the Nasdaq National Market on the Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

Vesting and Exercise.  The Stock Option Committee has the authority to determine the time or times at which options granted under the Eligible Plans may be exercised. The Stock Option Committee may also accelerate the exercisability of options. Each Replacement Option issued in exchange for an Eligible Employee Option will have the same vesting schedule and vesting commencement date as the applicable Eligible Employee Option. Each Replacement Option issued in exchange for an Eligible Officer Option will be 100% unvested on the Grant Date, and will not vest or be exercisable for the six (6)-month period following the Grant Date. Such Replacement Option will become 100% vested and exercisable on the date six (6) months from the Grant Date

Tax Consequences.  You should refer to Section 12 of this Offer to Exchange for a discussion of the U.S. Federal Income Tax consequences of the Replacement Options and the Eligible Options, as well as the consequences of accepting or rejecting the Replacement Options under this Offer to Exchange. We recommend that you consult with your own tax advisor to determine the full range of potential tax consequences of accepting this Offer.

Registration of Option Shares.  All shares of Common Stock issuable upon exercise of options under the Eligible Plans, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933, on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Medarex, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws. Employees subject to black-out periods or other restrictions under our insider trading policy may have to wait longer to sell any portion of their Replacement Options.

9.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

A list of our directors and Executive Officers is attached to this Offer to Exchange as Schedule A. Only officers of the Company who are not members of the Board of Directors of the Company, referred to as Eligible Officers, are eligible to participate in this Offer. Members of the Board of Directors of the Company, and the President and CEO and Executive Vice President of the Company are not eligible to participate in this Offer.

As of December 31, 2002, Executive Officers holding Eligible Officer Options (four persons) as a group held options outstanding under the Eligible Plans to purchase a total of 2,033,960 shares of our Common Stock, representing approximately 20.5%, of the shares subject to all options outstanding under the Eligible Plans, as of that date. Each of the Eligible Officers currently plans to exchange their Eligible Officer Options in this Offer.

As of December 31, 2002, all of our Executive Officers and directors (14 persons) as a group held options outstanding under the Company’s stock option plans to purchase a total of 4,899,836 shares of our Common Stock. This represented approximately 49.3%, of the shares subject to all options outstanding under the Company’s stock option plans.

The following list contains, to the best of our knowledge, the only transaction that our directors, officers or the affiliates of any of our directors or officers engaged in which involved options to purchase our Common Stock or involved a purchase of our Common Stock during the 60 days prior to this Offer to Exchange:

•	on December 30, 2002, Donald L. Drakeman, President and Chief Executive Officer, transferred 25,000 shares of our Common Stock to a Grantor Retained Annuity Trust of which Mr. Drakeman is the Trustee. On December 30, 2002, the closing price per share of our Common Stock was $3.86.

There is no agreement, arrangement or understanding between the Company or, to the best of our knowledge, any of our directors or Executive Officers, and any other person for the purchase or acquisition from the Company of any of its securities, except for the following:

•	outstanding options to purchase an aggregate of 12,200 shares of Common Stock (as of December 31, 2002) pursuant to our 1991 Stock Option Plan;

•	outstanding options to purchase an aggregate of 96,800 shares of Common Stock (as of December 31, 2002) pursuant to our 1992 Stock Option Plan;

•	outstanding options to purchase an aggregate of 283,126 shares of Common Stock (as of December 31, 2002) pursuant to our 1994 Stock Option Plan;

•	outstanding options to purchase an aggregate of 283,000 shares of Common Stock (as of December 31, 2002) pursuant to our 1995 Stock Option Plan;

•	outstanding options to purchase an aggregate of 129,676 shares of Common Stock (as of December 31, 2002) pursuant to our 1996 Stock Option Plan;

•	outstanding options to purchase an aggregate of 630,200 shares of Common Stock (as of December 31, 2002) pursuant to our 1997 Stock Option Plan;

•	outstanding options to purchase an aggregate of 954,044 shares of Common Stock (as of December 31, 2002) pursuant to our 1999 Stock Option Plan;

•	outstanding options to purchase an aggregate of 289,700 shares of Common Stock (as of December 31, 2002) pursuant to our 2000 Non-Officer/Director Employee Stock Option Plan;

•	outstanding options to purchase an aggregate of 1,727,950 shares of Common Stock (as of December 31, 2002) pursuant to our 2000 Stock Option Plan;

•	outstanding options to purchase an aggregate of 391,507 shares of Common Stock (as of December 31, 2002) pursuant to our 2001 Non-Officer/Director Employee Stock Option Plan;

•	outstanding options to purchase an aggregate of 4,902,784 shares of Common Stock (as of December 31, 2002) pursuant to our 2001 Stock Option Plan, as amended;

•	outstanding options to purchase an aggregate of 200,000 shares of Common Stock (as of December 31, 2002) pursuant to our 2002 New Employee Stock Option Plan;

•	outstanding options to purchase an aggregate of 14,065 shares of Common Stock (as of December 31, 2002) pursuant to the Houston Biotechnology Incorporated 1994 Replacement Stock Option Plan; and

•	outstanding options to purchase an aggregate of 20,020 shares of Common Stock (as of December 31, 2002) pursuant to the Houston Biotechnology Incorporated 1994A Stock Option Plan.

10.    STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

Eligible Options that we acquire in connection with this Offer will be cancelled and the shares of Common Stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Eligible Plans without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed. We believe that we will not recognize any significant charges in our financial statements as a result of this Offer.

11.    LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under this Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6 of this Offer to Exchange.

12.    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. Federal Income Tax consequences of the exchange of options under this Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

Federal Income Tax Consequences of Incentive Stock Options.  You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

All of the Replacement Options you will be issued in exchange for your Eligible Options will be nonqualified stock options. Unlike incentive stock options, nonqualified stock options are not eligible for the favorable tax treatment applicable to incentive stock options.

We do not believe that this Offer will change any of the terms of your Eligible Options if you do not accept this Offer. However, if you choose not to accept this Offer, it is possible that the Internal Revenue Service would decide that your right to exchange your incentive stock options under this Offer is a “modification” of your incentive stock options, even if you do not exchange the options. Under Section 424(h) of the Internal Revenue Code, a “modification” means any change in the terms of an incentive stock option that would give you additional benefits under the option. A successful assertion by the Internal Revenue Service that the options are modified could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

Under current law, you should not have realized taxable income when incentive stock options were granted to you under the Eligible Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in the Eligible Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

If you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of the Common Stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

If you pay the exercise price of an incentive stock option by returning shares of Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the Common Stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of Common Stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the Common Stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, Common Stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

Federal Income Tax Consequences of Nonqualified Stock Options.  Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

The above description is only a summary of the U.S. Federal Income Tax consequences of the exchange of options under this Offer, and we do not intend nor purport to provide you any tax advice in connection with this summary or this Offer. We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this Offer.

13.    EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

We may at any time prior to the Expiration Date, extend the period of time during which this Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.

Prior to the Expiration Date, to terminate or amend this Offer, we may postpone accepting and canceling any Eligible Options if any of the conditions specified in Section 6 of this Offer to Exchange occur. To postpone accepting or canceling Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the optionholders. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this Offer.

As long as we comply with any applicable laws, we may amend this Offer in any way, including decreasing or increasing the consideration offered in this Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in this Offer.

We may amend this Offer at any time prior to the expiration of this Offer by announcing the amendment. If we extend the length of time during which this Offer is open, the amendment must be announced no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to this Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

If we materially change the terms of this Offer or the information about this Offer, or if we waive a material condition of this Offer, we may extend this Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of this Offer or information about this Offer, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances. We will publish a notice via e-mail to each Eligible Participant if we decide to take any of the following actions prior to the Expiration Date:

•	increase or decrease what we will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in this Offer; or

•	extend or terminate this Offer.

If this Offer is scheduled to expire within ten (10) business days from the date we notify you of an increase or decrease in what we will give you in exchange for your Eligible Options or in the number of Eligible Options to be exchange in this Offer, we will extend this Offer for a period of ten (10) business days after the date the notice is published.

14.    FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange options pursuant to this Offer.

15.    INFORMATION ABOUT MEDAREX

General

Our principal executive offices are located at 707 State Road, Princeton, New Jersey 08540, and our telephone number is (609) 430-2880. Information regarding our directors and executive officers is contained in Schedule A attached to this Offer to Exchange and incorporated herein by reference. Our website address is www.medarex.com. The information on our website is not a part of this Offer.

We are a biopharmaceutical company focused on the discovery and development of human antibody-based therapeutic products using our proprietary technology platform, the UltiMAb Human Antibody Development SystemSM. We believe this unique combination of human antibody technologies enables us to rapidly create and develop high affinity, fully human antibodies to a wide range of potential disease targets for therapeutic antibody products, including products for the treatment and/or diagnosis of cancer, inflammation, auto-immune and other life-threatening and debilitating diseases. Information concerning our business, including our background, strategy, products, collaborative efforts, manufacturing, research and product development, competition, intellectual property and employees included in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, which are incorporated by reference herein, may be inspected at, and copies may be obtained from, the places and in the manner described in Section 16.

Financial

Set forth below is a selected summary of our financial information for the periods indicated. The selected historical consolidated balance sheets and consolidated statements of operations data for the year ended December 31, 2001 and the nine months ended September 30, 2002 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on March 28, 2002 and our Quarterly Report on Form 10-Q for the period ended September 30, 2002, filed with the SEC on November 13, 2002, and should be read together with the consolidated financial statements, related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in such reports.

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except share and per share data)					(unaudited)	(unaudited)
	(Restated)
Statement of Operations Data:
Revenues:
Sales	$221	$1,349	$1,079	$264	$191	$879	$176
Contract and license revenues	3,011	5,443	8,593	19,619	37,140	24,797	22,020
Sales, contract and license revenues from Genmab	—	—	252	2,574	4,973	2,913	11,288

Total revenues	3,232	6,792	9,924	22,457	42,304	28,589	33,484
Costs and expenses:
Cost of sales	150	1,218	709	1,189	642	495	5,729
Research and development	14,100	23,122	19,929	33,942	38,626	23,714	56,517
General and administrative	3,644	5,065	8,036	18,142	19,344	11,801	17,022
Stock bonus to GenPharm employees	2,275	—	—	—	—	—	—
Write-off of facility costs	—	—	—	—	—	—	11,294
Acquisition of in-process technology	40,316	—	—	—	—	—	16,312

Total costs and expenses	60,485	29,405	28,674	53,273	58,612	36,010	106,874

Operating loss	(57,254)	(22,613)	(18,750)	(30,816)	(16,308)	(7,421)	(73,390)
Equity in net loss of affiliate	—	—	—	(353)	(7,334)	(3,714)	(11,318)
Interest and investment income	1,903	1,956	1,205	21,158	24,728	18,885	14,290
Impairment loss on investment in Genmab	—	—	—	—	—	—	(30,971)
Impairment loss on investments in other corporate partners	—	—	—	—	—	—	(7,971)
Additional payments related to asset acquisition	—	—	—	—	—	—	(1,700)
Interest expense	(27)	(1,539)	(8)	(3)	(4,615)	(2,376)	(6,790)
Gain on disposition of Genmab stock	—	—	—	—	1,442	—	—

Income (loss) before provision (benefit) for income taxes	(55,377)	(22,196)	(17,553)	(10,014)	(2,087)	5,374	(117,850)
Provision (benefit) for income taxes	—	341	(522)	(13,075)	600	450	75

Net income (loss)	$(55,377)	$(22,537)	$(17,031)	$3,061	$(2,687)	4,924	(117,925)

Basic net income (loss) per share (1)	$(1.47)	$(0.44)	$(0.27)	$0.04	$(0.04)	$0.07	$(1.58)

Diluted net income (loss) per share (1)	$(1.47)	$(0.44)	$(0.27)	$0.04	$(0.04)	$0.07	$(1.58)

Weighted average common shares outstanding (1)
—basic	37,742	50,780	63,840	71,532	73,937	73,915	74,612
—diluted	37,742	50,780	63,840	73,232	73,937	75,425	74,612

	December 31,
	1997	1998	1999	2000	2001	September 30, 2002
	(in thousands except per share data)
				(Restated)		(unaudited)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$28,444	$34,664	$30,147	$343,603	$466,952	$369,678
Current assets	44,555	36,525	34,542	367,025	491,812	391,078
Working capital	1,647	29,581	22,382	329,807	447,326	368,882
Noncurrent assets	4,140	5,710	5,940	191,082	228,615	194,113
Total assets	48,695	42,235	40,482	558,107	720,427	585,191
Current liabilities	42,907	6,944	12,160	37,218	44,486	22,196
Noncurrent liabilities	107	62	6,023	35,600	18,379	1,316
Long term obligations	—	—	—	—	175,000	175,000
Cash dividends declared per common share	—	—	—	—	—	—
Accumulated deficit	(86,869)	(109,405)	(126,436)	(123,375)	(126,062)	(243,987)
Total shareholders’ equity	5,681	35,229	22,299	485,289	482,562	386,679
Book value per share (2)	0.26	1.12	0.35	6.68	6.62	5.13

(1) Computed on the basis described in Note 2 to the consolidated financial statements.

(2) Book value per share is computed by dividing shareholder’s equity by the number of shares of Common Stock outstanding at the end of each period presented.

Risk Factors

Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our Common Stock could decline.

16.    ADDITIONAL INFORMATION.

We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)  our Annual Report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 28, 2002;

(b)  our definitive proxy statement for our 2002 Annual Meeting of Shareholders, filed with the SEC on April 25, 2002, as amended on May 15, 2002;

(c)  our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 15, 2002;

(d)  our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 14, 2002

(e)  our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2002, filed with the SEC on November 13, 2002; and

(f)  all other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since December 31, 2001, including the materials incorporated by reference therein; and

(g)  the description of our Common Stock included in our Registration Statement on S-3 (File No. 333-95565), including any amendment or reports filed for the purpose of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our Common Stock is quoted on the Nasdaq National Market under the symbol “MEDX,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.

Washington, D.C. 20006

We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Investor Relations Medarex, Inc.

707 State Road

Princeton, New Jersey 08540

or by telephoning us at (609) 430-2880 between the hours of 9:00 a.m. and 5:00 p.m., Princeton, New Jersey local time.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Medarex should be read together with the information contained in the documents to which we have referred you.

17.    FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

This Offer to Exchange and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those incorporated by reference in Section 15 of this Offer to Exchange. More information about factors that potentially could affect Medarex’s financial results is included in Medarex’s filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2001, our definitive proxy materials for the 2002 Annual Meeting of Shareholders, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, this Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

The Board of Directors of the Company recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Medarex is limited to this Offer to Exchange, including the Summary of Terms, the E-Mail Transmittal Letter and the Election Form.

MEDAREX, INC.

February 7, 2003

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF MEDAREX

The directors and executive officers of Medarex and their positions and offices as of February 7, 2003, are set forth in the following table:

Name	Age	Position and Offices Held
Irwin Lerner	72	Chairman of the Board
Donald L. Drakeman, Ph.D.	49	President, Chief Executive Officer and Director
Michael A. Appelbaum	57	Executive Vice President and Director
Christian S. Schade	41	Senior Vice President, Finance and Administration, and Chief Financial Officer
Nils Lonberg, Ph.D.	46	Senior Vice President, Scientific Director
W. Bradford Middlekauff	41	Senior Vice President, General Counsel and Secretary
Ronald A. Pepin, Ph.D.	47	Senior Vice President, Business Development
Geoffrey M. Nichol, M.D.	48	Senior Vice President, Product Development
Fred Craves, Ph.D.	57	Director
Michael W. Fanger, Ph.D.	62	Director
Ronald J. Saldarini, Ph.D.	63	Director
Charles Schaller	67	Director
Leigh Thompson, M.D., Ph.D.	64	Director
Julius A. Vida, Ph.D.	74	Director

The business address of each director and executive officer is: c/o Medarex, 707 State Road, Princeton, New Jersey 08540. The business telephone number of each director and executive officer is (609) 430-2880.

The information set forth in our definitive proxy statement for our 2002 Annual Meeting of Shareholders, filed with the SEC on April 25, 2002, as amended on May 15, 2002, is incorporated herein by reference.

Irwin Lerner, Mr. Lerner has been a Director since September 8, 1995. On May 19, 1997, Mr. Lerner became Chairman of the Board of Directors. Mr. Lerner served as Chairman of the Board of Directors and of the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and also served as President and Chief Executive Officer from 1980 through December 1992. Mr. Lerner served for 12 years on the Board of the Pharmaceutical Manufacturers’ Association, where he chaired the Association’s FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently a Distinguished Executive-in-Residence at Rutgers University Graduate School of Management. Mr. Lerner is also a director of Humana Inc., Covance, Inc., V.I. Technologies, Inc., Nøktar Therapeutics, Inc. and Genmab A/S, all publicly traded biotechnology companies.

Donald L. Drakeman, Ph.D., Dr. Drakeman has been our President, Chief Executive Officer and a Director since our inception in 1987. Dr. Drakeman is a graduate of Dartmouth College and received a J.D. degree from Columbia University, where he was a Harlan Fiske Stone scholar, and a Ph.D. in the humanities from Princeton University, where he has served as a member of the faculty. Dr. Drakeman is also a director of Oxford GlycoSciences plc, a biotechnology company.

Michael A. Appelbaum, Mr. Appelbaum has been a Director since April 3, 1991. From July 29, 1991 until October 13, 2000, Mr. Appelbaum was our Executive Vice President—Finance and Administration, Treasurer and Chief Financial Officer. Mr. Appelbaum is currently our Executive Vice President. Mr. Appelbaum, who has been employed as a certified public accountant with Ernst & Young LLP, is also an attorney. He is a graduate of Fairleigh Dickinson University and received a J.D. degree from Suffolk University School of Law.

Christian S. Schade, Mr. Schade is our Senior Vice President, Finance and Administration, and Chief Financial Officer. Mr. Schade joined us on October 13, 2000. Prior to joining us, Mr. Schade was a Managing Director of Merrill Lynch & Co. Mr. Schade was employed by Merrill Lynch from March 1992 until October 2000, and was involved in Merrill Lynch’s international capital markets and corporate funding groups. Mr. Schade is a graduate of Princeton University and received an M.B.A. degree from the Wharton School of the University of Pennsylvania.

Nils Lonberg, Ph.D., Dr. Lonberg is our Senior Vice President, Scientific Director. Dr. Lonberg joined GenPharm International, Inc. in 1990 as a Senior Scientist and was promoted to Director, Molecular Biology in 1994. Mr. Lonberg joined us on October 21, 1997 upon our acquisition of GenPharm. Prior to joining GenPharm, Dr. Lonberg was a Post-Doctoral Fellow at Memorial Sloan-Kettering Cancer Center in New York, New York. He received a Ph.D. in Biochemistry and Molecular Biology from Harvard University.

W. Bradford Middlekauff, Mr. Middlekauff is our Senior Vice President, General Counsel and Secretary. Mr. Middlekauff joined us on March 2, 2000. Prior to joining us, Mr. Middlekauff was Vice President, Business Development and General Counsel at Algos Pharmaceutical Corporation from August 1998 until February 2000. From September 1993 until July 1998, Mr. Middlekauff was an associate with the law firm of Cooley Godward LLP, where he advised life science companies on business and legal aspects of research and development, corporate partnering and licensing, product commercialization and corporate financing. Mr. Middlekauff is a graduate of Brown University and received a J.D. degree from Yale Law School.

Ronald A. Pepin, Ph.D., Dr. Pepin is our Senior Vice President, Business Development. Dr. Pepin joined us in August 2000 as Vice President, Business Development. Prior to joining us, Dr. Pepin was Executive Director, External Science and Technology at the Bristol-Myers Squibb Company. Dr. Pepin was employed by Bristol-Myers Squibb Co. from March 1990 until July 2000 and was responsible for the licensing of new technologies and establishing research collaborations. Dr. Pepin is a graduate of Tufts University and received a Ph.D. in Molecular Genetics from Georgetown University.

Geoffrey M. Nichol, M.D., Dr. Nichol is our Senior Vice President, Product Development. Dr. Nichol joined us in September 2002. Prior to joining us, Dr. Nichol was with SmithKline Beecham Pharmaceutical (currently GlaxoSmithKline), as a Clinical Research Physician from December, 1989 through January, 1996. In February, 1996, Dr. Nichol joined Novartis Pharmaceuticals as Vice President Pulmonology, Arthritis and HRT in Clinical Research and Development, and subsequently led US Medical Affairs and Global Project Management for Novartis. Dr. Nichol received his medical degree from Otago University Medical School in New Zealand, and practiced pulmonary/internal medicine in New Zealand, Australia and at the Brompton Hospital and National Heart and Lung Institute in London, England. Dr. Nichol also received an M.B.A. degree from Warwick University in the United Kingdom.

Frederick B. Craves, Ph.D., Dr. Craves has been a Director since August 4, 1998. Dr. Craves is a founder and Managing Director of Bay City Capital (BCC). He also chairs BCC’s Executive Committee and serves on its Board of Directors. Prior to founding BCC, Dr. Craves spent more than 20 years leading and managing biotechnology and pharmaceutical companies. He was an Executive Vice President of Schering Berlin, Inc. and Chief Executive Officer and President of Berlex Biosciences, a research, development and manufacturing organization. He was also the founding Chairman of the Board and Chief Executive Officer of Codon and the co-founder of Creative Biomolecules, Inc. Currently, Dr. Craves is Chairman of the Board of Epoch BioSciences, Inc. and NeoRx Corporation. He is on the Board of Directors of Bioseek, Inc., Incyte Genomics, Eos Biotechnology, Inc., Galileo Laboratories, Inc. and is Vice Chairman of Reliant Pharmaceuticals LLC. Dr. Craves received a Ph.D. in Pharmacology and Toxicology from the University of California, San Francisco, and a B.S. in Biology from Georgetown University.

Michael W. Fanger, Ph.D., Dr. Fanger has been a Director and Chairman of our Scientific Advisory Board since our inception in 1987 and was our Secretary from May 18, 1990 to April 3, 1991. Dr. Fanger has been a Professor of Microbiology and Immunology and Medicine at Dartmouth Medical School since 1981, and was Chairman of the Department of Microbiology and Immunology from 1992 until 2002. Dr. Fanger is a graduate of Wabash College and received a Ph.D. degree in Biochemistry from Yale University.

Ronald J. Saldarini, Ph.D., Dr. Saldarini has been a Director since May 23, 2001. Dr. Saldarini was the President of Wyeth Lederle Vaccines and Pediatrics, a division of American Home Products Corporation from January 1995 until his retirement in June 1999. Dr. Saldarini is currently an associate with Naimark and Associates, a consulting firm which provides services to the healthcare industry, serves on the Committee on Accelerating Research and Development Against Biowarfare at the National Academy of Sciences Institute of Medicine and is a consultant to the Malaria Vaccine Initiative. He was a member of the National Vaccine Advisory Committee and the National Advisory Commission on Childhood Vaccines. Dr. Saldarini is a graduate of Drew University and received a Ph.D. degree in Biochemistry and Physiology from the University of Kansas. Dr. Saldarini is also a director of Cellegy Pharmaceuticals, Inc., a publicly traded biopharmaceutical company.

Charles R. Schaller, Mr. Schaller has been a Director since our inception in 1987, and was Founding Chairman of our Board of Directors until May 18, 1997. Since 1989, Mr. Schaller has been a chemical industry management consultant and, until June 2002, he served as a director of AstroPower, Inc., a publicly held major U.S. manufacturer of photovoltaic (PV) products. Mr. Schaller is a graduate of Yale University and is a graduate of the program in management development at Harvard Business School.

W. Leigh Thompson, Jr., M.D., Ph.D., Dr. Thompson has been a Director since April 12, 1996. Dr. Thompson is currently the President and Chief Executive Officer of Profound Quality Resources Ltd., consultants to the health care industry. From 1982 until 1994 Dr. Thompson was at Eli Lilly and Company retiring as Chief Scientific Officer. He was also Professor of Medicine at Indiana University and Case Western Reserve University and Assistant Professor of Medicine and Pharmacology and Experimental Therapeutics at The Johns Hopkins Medical Institutions. Dr. Thompson received a B.S. from the College of Charleston; M.S., Ph.D. (Pharmacology) and Sc.D. degrees from the Medical University of South Carolina; an M.D. degree from The Johns Hopkins University and completed his internal medicine training on the Osler Service at The Johns Hopkins Hospital and as a Staff Associate at the NIH. Dr. Thompson is a director of Bioanalytical Systems, Inc., DepoMed, Inc., Diabetogen, Guilford Pharmaceuticals, Inc., Inspire Pharmaceuticals, Inc., La Jolla Pharmaceuticals, Inc. and Sontra, all publicly traded biopharmaceutical companies.

Julius A. Vida, Ph.D., Dr. Vida has been a Director since February 9, 1994. Since 1993, Dr. Vida has been a self-employed pharmaceutical consultant with VIDA International Pharmaceutical Consultants. From 1975 until his retirement in 1993, Dr. Vida held various positions at Bristol-Myers Squibb Co. and its predecessors. From 1991 to 1993, Dr. Vida was Vice President, Business Development, Licensing and Strategic Planning, and from 1985 to 1991, he was Vice President, Licensing. Dr. Vida graduated from Pazmany Peter University, Budapest, Hungary, holds an M.S. and a Ph.D. in Organic Chemistry from Carnegie Institute of Technology, was a Postdoctoral Fellow at Harvard University, and holds an M.B.A. from Columbia University. Dr. Vida is also a director of Orphan Medical, Inc., a publicly traded U.S. biotechnology company and YM Biosciences, Inc., a publicly traded Canadian biotechnology company.